EXHIBIT 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax:404-881-7777

www.alston.com

November 5, 2012

EverBank Financial Corp

501 Riverside Avenue

Jacksonville, FL 32202

Re:	EverBank Financial Corp Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to EverBank Financial Corp, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2012 (the “Abbreviated Registration Statement”) relating to the registration of up to 250,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of Series A Non-Cumulative Perpetual Preferred Stock, liquidation preference $25,000 per share ($25.00 per depositary share), $0.01 par value (the “Preferred Stock”), all of which shares (the “Shares”) are to be sold by the Company pursuant to the underwriting agreement, dated as of November 5, 2012, by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Goldman, Sachs & Co., as representatives of the several underwriters named therein, the form of which is filed as Exhibit 1.1 to the Initial Registration Statement (the “Underwriting Agreement”) and the deposit agreement, by and between the Company and Wells Fargo Bank, N.A., on behalf of the holders from time to time of the depositary receipts described therein, the form of which is filed as Exhibit 4.34 to the Initial Registration Statement (the “Deposit Agreement”). The Shares are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a registration statement on Form S-1 (File No. 333-184381) of the Company that was declared effective on November 5, 2012 (the “Initial Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Abbreviated Registration Statement.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, the Abbreviated Registration Statement, the Initial Registration Statement, the Underwriting Agreement, the Deposit Agreement and the depositary receipts described therein, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Company and the organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the Company in connection with the issuance of the Shares, including, without limitation, the Underwriting Agreement and the Deposit Agreement, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the laws of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and we do not express any opinion herein concerning any other laws, statutes, ordinances and regulations.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(1) Upon due action of a duly appointed committee of the Board of Directors of the Company, (i) the shares of Preferred Stock represented by the Depositary Shares have been duly authorized and, when issued and sold in accordance with the terms of the Initial Registration Statement and the Abbreviated Registration Statement, will be validly issued, fully paid and non-assessable, and (ii) the Depositary Shares have been duly authorized and, when issued and sold in accordance with the terms of the Initial Registration Statement and the Abbreviated Registration Statement, will be validly issued, fully paid and non-assessable and the holders of the Depositary Shares will be entitled to the rights specified in the Deposit Agreement.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Initial Registration Statement and the Abbreviated Registration Statement and the related prospectus included therein, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the paragraph numbered (1) above, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Abbreviated Registration Statement and to the reference to this law firm under the caption “Legal Matters” in the prospectus constituting a part of the Initial Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the the Securities Act of 1933, as amended.

Alston & Bird LLP

/s/ Alston & Bird LLP